Exhibit 99.1

Non-GAAP Financial Measures

EBITDA, a performance measure used by management, is defined as net (loss) income plus: interest expense, provision for income taxes and depreciation and amortization, as shown in the table below.  Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.

EBITDA and adjusted EBITDA, as presented for the periods below are not defined under U.S. generally-accepted accounting principles, and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures of other companies.

We use, and we believe investors benefit from, the presentation of EBITDA and adjusted EBITDA in evaluating our operating performance because they provide us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations.  We believe that EBITDA and adjusted EBITDA are useful to investors and other external users of our financial statements in evaluating our operating performance and cash flow because:

•                  EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•                  Investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation all of which vary widely from company to company and impact comparability.

Our management uses adjusted EBITDA:

•                  As a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•                  As a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•                  As a performance evaluation metric off which to base executive and employee incentive compensation programs.

Adjusted Net (Loss) Income is a performance measure used by management and is defined as net (loss) income plus (1) goodwill and intangible asset impairment charges, (2) one-time charges, (3) stock-based compensation expense, (4) amortization expense on intangible assets, (5) public company costs, and (6) non-cash interest expense on our tax sharing agreement. This measure captures all income statement items that have been, or ultimately will be, settled in cash.  Adjusted Net (Loss) Income is useful to investors because it represents the Company’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our business.

Adjusted (Loss) Earnings Per Share (EPS) is also used by management to measure performance and is defined as Adjusted Net (Loss) Income divided by weighted average diluted shares outstanding for purposes of Adjusted (Loss) Earnings Per Share. The weighted average diluted shares used to calculate Adjusted Earnings Per Share include all restricted stock and restricted stock units outstanding as of the completion of the initial public offering (“IPO”). This differs from the diluted shares used for purposes of calculating GAAP Earnings Per Share, which only include shares that are dilutive per the treasury stock method. Shares outstanding for Adjusted Earnings Per Share are therefore higher than shares outstanding for purposes of GAAP Earnings Per Share.

Adjusted Net (Loss) Income and Adjusted EPS are not defined under GAAP and do not purport to be an alternative to net (loss) income or EPS as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of Adjusted Net (Loss) Income and Adjusted EPS may not be comparable to other similarly-titled measures of other companies.

We use, and we believe investors benefit from, the presentation of Adjusted Net (Loss) Income and Adjusted EPS because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by excluding the impact of certain non-cash expenses or non-recurring items that are not directly attributed to our core operations.

About Basis of Presentation

The financial information included in this Form 8-K has been carved-out of the historical financial statements of Cendant Corporation (“Cendant”) for the period prior to Travelport’s acquisition of the travel related businesses of Cendant (the “Blackstone Acquisition”) and the historical financial statements of Travelport for the period subsequent to the Blackstone Acquisition on August 23, 2006. In connection with the Blackstone Acquisition, all of the Company’s assets and liabilities were revised to reflect their fair values on the date of acquisition, based upon a preliminary allocation of the overall purchase price of Travelport to the underlying net assets acquired. The accompanying schedules present separately the non-GAAP measures for Orbitz Worldwide on a “Successor” basis (reflecting the Company’s ownership by Travelport) and “Predecessor” basis (reflecting the Company’s ownership by Cendant). The financial information of the Company has been separated by a vertical line on the schedules to identify these different bases of accounting.

The following table provides a reconciliation of net (loss) income to EBITDA:

	Predecessor			Successor
	Three Months	Three Months	Period From	Period From	Three Months
	Ended	Ended	July 1, 2006 through	August 23, 2006 through	Ended
	March 31, 2006	June 30, 2006	August 22, 2006	September 30, 2006	December 31, 2006
(in millions)

Net (loss) income	$(16)	$(116)	$11	$(20)	$(5)
Interest expense	7	8	3	4	5
Provision (benefit) for income taxes	1	(1)	1	—	1
Depreciation and amortization	16	13	8	6	12
EBITDA	$8	$(96)	$23	$(10)	$13

EBITDA was adjusted by the items listed and described in more detail below.  The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Predecessor			Successor
	Three Months	Three Months	Period From	Period From	Three Months
	Ended	Ended	July 1, 2006 through	August 23, 2006 through	Ended
	March 31, 2006	June 30, 2006	August 22, 2006	September 30, 2006	December 31, 2006
(in millions)
EBITDA	$8	$(96)	$23	$(10)	$13
Goodwill and intangible impairment expense(a)	—	122	—	—	—
Purchase accounting adjustments(b)	—	—	—	21	22
Corporate allocations and other direct corporate costs(c)	4	3	2	2	2
Global platform expense(d)	1	1	1	—	2
Stock-based compensation expense(e)	1	2	1	—	2
Restructuring and moving expenses(f)	—	9	—	—	(2)
Travelport corporate solutions adjustments(g)	(1)	(1)	—	(1)	—
Public company costs(h)	(3)	(4)	(2)	(2)	(3)
Adjusted EBITDA (i)	$10	$36	$25	$10	$36

The following table provides a reconciliation of net (loss) income to adjusted net (loss) income and adjusted (loss) earnings per share:

	Predecessor			Successor
	Three Months	Three Months	Period From	Period From	Three Months
	Ended	Ended	July 1, 2006 through	August 23, 2006 through	Ended
	March 31, 2006	June 30, 2006	August 22, 2006	September 30, 2006	December 31, 2006
(in millions)

Net (Loss) Income	$(16)	$(116)	$11	$(20)	$(5)
Goodwill and intangible impairment expense (a)	—	122	—	—	—
Purchase accounting adjustments (b)	—	—	—	21	22
Corporate allocations and other direct corporate costs (c)	4	3	2	2	2
Global platform expense (d)	1	1	1	—	2
Stock-based compensation expense (e)	1	2	1	—	2
Restructuring and moving expenses (f)	—	9	—	—	(2)
Travelport corporate solutions adjustments (g)	(1)	(1)	—	(1)	—
Public company costs (h)	(3)	(4)	(2)	(2)	(3)
Amortization on Intangibles (j)	1	2	2	1	6
Interest on Debt (k)	(10)	(9)	(7)	(3)	(11)
Interest on cash (l)	1	1	—	1	1
Interest on Tax Sharing Agreement (m)	5	6	3	2	3
Adjustment to tax (n)	(6)	(8)	(4)	1	—
Adjusted Net (Loss) Income (i)	$(23)	$8	$7	$2	$17

Shares outstanding at the IPO	82,912,526	82,912,526	82,912,526	82,912,526	82,912,526
Restricted stock units (o) (p)	—	2,705,804	2,705,804	2,705,804	2,705,804

Adjusted weighted average common shares outstanding - diluted	82,912,526	85,618,330	85,618,330	85,618,330	85,618,330

Adjusted (loss) earnings per share - diluted (q)	$(0.27)	$0.08	$0.08	$0.03	$0.20

(a)              Represents the charge recorded for impairment of goodwill and intangible assets. The impairment is primarily related to a decline in ebookers’ fair value relative to its carrying value, which was the result of poor operating performance occurring after the asset was acquired by Cendant.

(b)              Represents purchase accounting adjustments made at the time of the Blackstone Acquisition in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in revenue and operating income for the period from August 23, 2006 to September 30, 2006 and the three months ended December 30, 2006.

(c)              Represents corporate allocations and direct costs for services performed on our behalf by Cendant or Travelport. After the completion of our initial public offering (“IPO”), we will perform these services with either internal or outside resources, although we may utilize Travelport for certain services under the transition services agreement. We have included our estimate of the costs we expect to incur after the completion of the IPO as described in footnote (h) below.

(d)              Represents costs associated with operating two technology platforms simultaneously as we invest in our global technology platform. These development and duplicative technology expenses are expected to cease in 2008 following the migration of certain of our operations to the global technology platform.

(e)              Primarily represents non-cash stock compensation expense; also includes restricted cash granted as a private company.

(f)               Represents non-recurring costs incurred as part of our separation from Cendant and the costs of relocating our corporate offices.

(g)              Represents the difference in the historical amounts earned from Galileo by our corporate travel solutions business and the amount that would have been earned under our new arrangement with Galileo if such arrangement had been in place as of the beginning of the period presented.

(h)             Certain corporate costs were previously incurred on our behalf by Cendant or Travelport. This adjustment represents our estimate of costs expected to be incurred for certain headquarters and public company costs after completion of the IPO, including costs for services which were previously provided by Travelport or Cendant and adjusted for in footnote (c) above. These include tax, treasury, internal audit, board of director’s costs, and similar items. Also included are costs for Directors & Officers insurance, audit, investor relations and other public company costs.

(i)                Includes EBITDA of Tecnovate, our Indian services organization, of $1 million, $1 million, $1 million, almost nil and $1 million for the three months ended March 31, 2006, the three months ended June 30, 2006, the period from July 1, 2006 through August 22, 2006, the period from August 23, 2006 through September 30, 2006 and the three months ended December 31, 2006, respectively. Also includes EBITDA of Travelbag, a former UK offline travel subsidiary, of $(2) million, almost nil, $1 million, $2 million and $1 million for the three months ended March 31, 2006, the three months ended June 30, 2006, the period from July 1, 2006 through August 22, 2006, the period from August 23, 2006 through September 30, 2006 and the three months ended December 31, 2006, respectively. The sale of Tecnovate closed on July 5, 2007.  The sale of Travelbag closed on July 16, 2007.

(j)                Represents the non-cash amortization of intangible assets during the period.

(k)             Represents the net impact on interest expense from the replacement of the intercompany trade payables to Travelport with the issuance of $600 million in concurrent debt financing from the IPO as if it had been in place at January 1, 2006.

(l)                Represents interest earned on $75 million of cash received from the IPO and assumes that this cash was outstanding as of January 1, 2006 and earned interest at a rate of 5%.

(m)          Represents interest on the tax sharing agreement, reflects the non-cash expense associated with Orbitz Worldwide tax sharing agreement.

(n)             Represents the cash impact of taxes on adjusted net (loss) income.  This amount is calculated as the current portion of the tax provision less the book tax of the Company plus payments made to the founding airlines as part of the tax sharing agreement.

(o)             All shares of restricted common stock and restricted common stock units are included in the calculation of adjusted net income per share.

(p)             For the three months ended March 31, 2006, the restricted common stock units are antidilutive to adjusted loss per share and are therefore excluded from the denominator of the loss per share calculation.

(q)              Adjusted (loss) earnings per share may not recalculate based on adjusted net (loss) income shown in the table above due to rounding.